Exhibit 99.1

               Badger Meter Reports Record Second Quarter Results

     MILWAUKEE--(BUSINESS WIRE)--July 18, 2007--Badger Meter, Inc. (AMEX:BMI) today reported record sales and record earnings for the second quarter ended June 30, 2007.

     Second Quarter Highlights

     -- Net sales from continuing operations were a record $62,173,000 for the second quarter of 2007, a 5.7% increase from sales of $58,841,000 for the same period in 2006.

     -- Earnings from continuing operations were a record $5,720,000 or $0.39 per diluted share for the second quarter of 2007, a 13.1% increase from earnings from continuing operations of $5,058,000 or $0.35 per diluted share for the second quarter of 2006. Earnings from continuing operations exclude the results of the company's French subsidiary, which has been classified as a discontinued operation in accordance with current accounting standards.

     -- Net earnings were a record $5,468,000 for the second quarter of 2007, a 35.0% increase from net earnings of $4,049,000 for the same period in the prior year.

     -- Diluted earnings per share were a record $0.38 for the second quarter of 2007, a 35.7% increase from earnings of $0.28 per diluted share for the second quarter of 2006.

     -- Management has revised its estimate for the final cumulative charges for the liquidation of the French subsidiary and now believes it will not exceed $6.2 million, of which $5.6 million has already been recognized. The revised estimate is on the lower end of the company's previously disclosed range of $6 to $8 million.

     First Half 2007 Highlights

     -- Net sales from continuing operations were $114,836,000 for the first two quarters of 2007, a 1.7% decrease from sales of $116,841,000 for the first half of 2006.

     -- Earnings from continuing operations were $8,189,000 or $0.56 per diluted share for the first half of 2007, a 20.4% decrease from earnings from continuing operations of $10,290,000 or $0.72 per diluted share for the same period in 2006.

     -- Net earnings were $8,040,000 for the first half of 2007, a 2.9% decrease from net earnings of $8,280,000 for the comparable prior period.

     -- Diluted net earnings per share were $0.55 for the first half of 2007, a 5.2% decrease from diluted earnings per share of $0.58 for the first two quarters of 2006.

     "This was an excellent quarter for Badger Meter, with second quarter sales and earnings that set new records for the quarter and for any quarter in our history. A double-digit increase in sales of our ORION(R) proprietary mobile radio frequency AMR system drove our strong second quarter performance. Sales in our industrial markets also increased, led by our impeller and automotive products," said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

     Meeusen said the earnings improvement reflected the higher sales and improvement in the profit margin. "ORION was a strong contributor to our increased earnings for the quarter because as a proprietary product, it has a higher margin than the AMR products we sell that are manufactured by other companies," he said.

     "We have been successful in passing on most of the increases in the costs of materials, particularly copper, which is a primary component of our water meters. On July 1, we announced another price increase to help offset the continuing increases in materials. We are also benefiting from cost savings achieved through the 2006 closing of our manufacturing facility in Rio Rico, Arizona, and the shift in production from that facility to Mexico. We recently broke ground on a second new plant in Nogales, Mexico, to accommodate the transfer of production from a nearby leased facility and from other locations as we continue to grow," Meeusen said.

     The company introduced two new products during the quarter. A new connectivity product called the ORION Gateway System enables ORION radio transmitters to send meter readings through a variety of public wireless network systems, such as municipal Wi-Fi or cellular networks sold by the company's alliance partners. This flexibility makes it easy for utilities to upgrade from a mobile system to a network system without the need to reprogram or replace the ORION transmitter.

     A second new product is the LP (Lo-Profile) disc meter. This residential water meter uses one-third less copper than the company's standard meter. It exceeds industry performance standards and provides the same accuracy and long life as Badger's standard meter in a smaller body that is well-suited for applications where space is limited.

     "We are continuing to invest in research and development for additional new products. Current projects include further enhancements to our highly successful ORION product and our GALAXY(R) fixed network system," said Meeusen.

     "Looking ahead, we expect shipments of the recently announced three-year $39.8 million ORION metering contract with the city of Chicago to begin this fall. Chicago will continue to use our line of plastic meters, which are as durable and reliable as brass meters but more economical given the volatility in copper prices. With the new contract and the continuing strong acceptance of ORION, we are optimistic about the remainder of 2007 and our continued growth over the long term," Meeusen added.

     Second Quarter Conference Call

     Badger Meter management will host a conference call to discuss the second quarter results on Thursday, July 19, 2007, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company's Web site: www.badgermeter.com or by dialing 1-866-831-6224 and entering the passcode 63116597. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.

     A telephone replay of the conference call will be available through Thursday, July 26, 2007, by dialing 1-888-286-8010 and entering the passcode 95798000. The Webcast will be archived on the company's Web site until its next earnings release.

     About Badger Meter

     Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

     Certain statements contained in this news release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

     -- the continued shift in the Company's business from lower cost, local read meters toward more expensive, value-added automatic meter reading
          (AMR) systems;

     -- the success or failure of newer Company products, including the ORION(R) radio frequency AMR system, the absolute digital encoder (ADE(TM)) and the GALAXY(R) fixed network AMR system;

     -- changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;

     --   the actions (or lack thereof) of the Company's competitors;

     -- changes in the Company's relationships with its alliance partners, primarily its alliance partners that provide AMR connectivity solutions, and particularly those that sell products that do or may compete with the Company's products;

     -- changes in the general health of the United States and foreign economies, including, to some extent, housing starts in the United States and overall industrial activity;

     -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass castings as a result of increases in the commodity prices for copper and zinc at the supplier level and resin as a result of increases in petroleum and natural gas prices;

     -- the ability of the Company to maximize the value of the remaining assets in its discontinued French operations;

     -- changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;

     --   the loss of certain single-source suppliers; and

     -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

     All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.


                          BADGER METER, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                             (Unaudited)
                      Six Months Ended June 30,

                                               2007          2006
                                           ------------- -------------
Net sales                                  $114,836,000  $116,841,000
Gross margin                                $38,789,000   $41,616,000
Earnings from continuing operations before
 income taxes                               $13,019,000   $16,628,000
Provision for income taxes                   $4,830,000    $6,338,000
Earnings from continuing operations          $8,189,000   $10,290,000
Loss from discontinued operations             ($149,000)  ($2,010,000)
Net earnings                                 $8,040,000    $8,280,000
Earnings (loss) per share:
  Basic from continuing operations                $0.58         $0.75
  Basic from discontinuing operations            ($0.01)       ($0.15)
                                           ------------- -------------
  Total basic                                     $0.57         $0.60

  Diluted from continuing operations              $0.56         $0.72
  Diluted from discontinuing operations          ($0.01)       ($0.14)
                                           ------------- -------------
  Total diluted                                   $0.55         $0.58

Shares used in computation of:
    Basic                                    14,102,764    13,709,700
    Diluted                                  14,543,104    14,254,306

                     Three Months Ended June 30,

                                               2007          2006
                                           ------------- -------------
Net sales                                   $62,173,000   $58,841,000
Gross margin                                $22,534,000   $20,568,000
Earnings from continuing operations before
 income taxes                                $9,101,000    $8,330,000
Provision for income taxes                   $3,381,000    $3,272,000
Earnings from continuing operations          $5,720,000    $5,058,000
Loss from discontinued operations             ($252,000)  ($1,009,000)
Net earnings                                 $5,468,000    $4,049,000
Earnings (loss) per share:
  Basic from continuing operations                $0.40         $0.36
  Basic from discontinuing operations            ($0.01)       ($0.07)
                                           ------------- -------------
  Total basic                                     $0.39         $0.29

  Diluted from continuing operations              $0.39         $0.35
  Diluted from discontinuing operations          ($0.01)       ($0.07)
                                           ------------- -------------
  Total diluted                                   $0.38         $0.28

Shares used in computation of:
    Basic                                    14,167,554    13,866,729
    Diluted                                  14,567,020    14,381,426


                         BADGER METER, INC.
                CONSOLIDATED CONDENSED BALANCE SHEETS



                  Assets                     June 30,    December 31,
                                               2007          2006
------------------------------------------ ------------- -------------
                                            (unaudited)
Cash and cash equivalents                     $5,991,000   $3,002,000
Receivables                                   37,313,000   29,276,000
Inventories                                   34,695,000   33,290,000
Other current assets                           7,713,000    6,916,000
Assets of discontinued operations              2,127,000    6,875,000

                                           ------------- -------------
  Total current assets                        87,839,000   79,359,000

Net property, plant and equipment             51,133,000   44,709,000
Other long-term assets                         8,576,000    8,357,000
Goodwill                                       6,958,000    6,958,000

                                           -------------
  Total assets                              $154,506,000 $139,383,000
                                           ============= =============

                 Liabilities and Shareholders' Equity
----------------------------------------------------------------------


Short-term debt and current portion long-
 term debt                                   $21,186,000  $17,037,000
Payables                                      13,611,000   10,597,000
Accrued compensation and employee benefits     6,307,000    6,181,000
Other liabilities                             12,073,000    3,575,000
Liabilities of discontinued operations         1,423,000    8,321,000

                                           ------------- -------------
  Total current liabilities                   54,600,000   45,711,000

Deferred income taxes                            203,000      199,000
Long-term employee benefits and other         15,414,000   15,726,000
Long-term debt                                 4,171,000    5,928,000
Shareholders' equity                          80,118,000   71,819,000

                                           ------------- -------------
  Total liabilities and shareholders'
   equity                                   $154,506,000 $139,383,000
                                           ============= ============


     CONTACT: Badger Meter, Inc.
              Joan C. Zimmer, 414-371-5702